Exhibit 99.1

  Point Therapeutics Presents Positive Results in Phase 2 Talabostat
                  Non-Small Cell Lung Cancer Study;

     2 Complete Responders, 3 Partial Responders and an Increase
                     in Progression Free Survival

    BOSTON--(BUSINESS WIRE)--May 17, 2005--Point Therapeutics, Inc. (NASDAQ:POTP) presented positive results in the Company's Phase 2 study of talabostat in combination with docetaxel in patients with advanced non-small cell lung cancer (NSCLC) in a second or third line setting in a poster session today at the American Society of Clinical Oncology Annual Meeting in Orlando, FL.
    The company announced that 36 evaluable patients have completed the 18-week treatment period. These patients had all previously failed first-line treatment for NSCLC. To date, five patients have demonstrated a clinical response to treatment. Two patients had a complete response, defined as a complete disappearance of their tumor. In addition, three patients had a partial response--one with a 92% decrease in lesion size, one with a 66% decrease in lesion size and one with a 52% decrease from maximum disease burden. These results led to an overall response rate of 13.9%. In addition, results on the secondary endpoint of progression free survival (PFS) were also positive with a median PFS of 4.0 months compared to the historically reported median of 2.9 months for docetaxel alone. At this time, median survival cannot be calculated due to a lack of deaths in the study.
    "I am very excited about the study results. The desired tumor response has been observed in 5 patients. Two of these patients had a complete response, which is very unusual and quite significant in a second or third line setting in advanced non-small cell lung cancer," said Dr. Casey Cunningham, the lead investigator in the study at Mary Crowley Medical Research Center in Dallas, TX and a member of Point's Clinical Advisory Board.
    Dr. Maggie Uprichard, Senior Vice President and Chief Development Officer at Point, added, "In addition to seeing the desired tumor response, importantly, we also saw a significant increase in progression free survival - a key clinical endpoint for regulatory approval in non-small cell lung cancer. Point is actively planning for the launch of a pivotal Phase 3 program in the second half of this year for non-small cell lung cancer and we believe these results position us very well."
    The addition of talabostat did not significantly alter the safety profile of docetaxel. The most common adverse events were edema, fatigue and leukopenia, all of which were generally manageable and reversible. At the dose level demonstrating the optimal clinical response, the incidence of Grade 3/4 neutropenia or febrile neutropenia is similar to that reported historically for single-agent docetaxel. There were no reports of Grade 3/4 anemia.
    The combination study of talabostat with docetaxel is an open-label, single-arm, Phase 2 trial in a second or third line setting in patients with Stage IIIB/IV NSCLC, using the Simon 2-stage design. The primary study endpoint is objective response rate, defined as a greater than 50% reduction in tumor size. Secondary endpoints include survival, duration of response, time to progression and incidence of clinically-significant events of neutropenia or anemia.
    Point also announced that it will hold a Research and Development Event to review recent clinical progress and data on June 1, 2005 from 4:30 p.m. to 6:30 p.m. at the Four Seasons Hotel in New York City, which will also be Web cast. For additional information on the event, please contact Sarah Cavanaugh at 617-933-7508.
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*T
Upcoming Milestones:

Talabostat Trials               Clinical Development      Target Date
                                 Milestones
------------------------------- ------------------------ -------------
Pancreatic Cancer w/gemcitabine Initiation of Phase 2     Q2 2005
------------------------------- ------------------------ -------------

------------------------------- ------------------------ -------------
CLL w/rituximab                 Interim Phase 2 go/no-go  Q3 2005
------------------------------- ------------------------ -------------

------------------------------- ------------------------ -------------
NSCLC w/docetaxel               Initiation of Phase 3     Q4 2005
------------------------------- ------------------------ -------------

------------------------------- ------------------------ -------------
Melanoma                        Phase 3 go/no-go          Q4 2005
------------------------------- ------------------------ -------------
*T

    About Point Therapeutics, Inc.:

    Point is a Boston-based biopharmaceutical company developing a family of dipeptidyl peptidase (DPP) inhibitors for a variety of cancers, certain hematopoietic disorders, type 2 diabetes and as vaccine adjuvants. Its lead product candidate, talabostat (PT-100), is a small molecule drug in Phase 2 clinical trials. Talabostat is orally-active and, through a novel mechanism of action, has the potential to inhibit the growth of malignant tumors and to accelerate the reconstitution of the hematopoietic system. In 2004, Point initiated four Phase 2 clinical trials of talabostat. The trials are studying talabostat in combination with Taxotere(R) for the treatment of advanced NSCLC, talabostat as a single agent to treat metastatic melanoma, talabostat in combination with cisplatin also to treat advanced metastatic melanoma, and talabostat in combination with rituximab to treat advanced chronic lymphocytic leukemia (CLL). The Company is also studying talabostat in clinical trials to potentially prevent both neutropenia and anemia. In addition, Point's portfolio includes two other DPP inhibitors in preclinical development--PT-630 for type 2 diabetes, and PT-510 as a vaccine adjuvant.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of Point to (i) successfully develop and manufacture products, (ii) obtain external funding to finance the operations, (iii) obtain the necessary regulatory approvals, and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in Point's10-Q, filed with the Securities and Exchange Commission on May 10, 2005, and from time to time in Point's other reports filed with the Securities and Exchange Commission.

    CONTACT: Point Therapeutics, Inc.
             Sarah Cavanaugh, 617-933-7508
             or
             Investors:
             The Trout Group
             Christine Labaree, 781-685-2934